Exhibit 99.1

FIRST MARINER REPORTS 1st QUARTER RESULTS

Baltimore, MD (April 16, 2008) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Mariner Finance, LLC, today announced a net loss for the first quarter of 2008 of $3.278 million (-$.52 per diluted share) compared to a net profit for the quarter ended March 31, 2007 of $100 thousand ($.02 per diluted share). First Mariner reported its total assets ended the first quarter at $1.284 billion, up 2% from 1.262 billion at March 31, 2007.

Edwin F. Hale, Sr., Chairman and Chief Executive Officer said, “We maintained our well capitalized status despite the 1st quarter loss and did see improvement in many areas of our operating performance. Our net interest margin increased to 4.36% during the 1st quarter, despite the unusually high level of nonperforming assets. Mariner Finance reported another profitable quarter, our service charges and ATM fees increased, and deposits grew compared to the same period last year.”

Mr. Hale continued, “While we experienced further losses related to our ALT-A mortgages during the first quarter, those losses were lower than previous quarters. Other negative factors for the quarter included a significant negative market valuation charge related to our Federal Home Loan Bank borrowings classified as trading, and a substantial increase in our allowance for loan losses that prudently provides additional reserves in the current uncertain environment. As a result, our 1st quarter loss was somewhat higher than we anticipated. Most significantly, our non-performing ALT A loans decreased when compared to the 4th quarter of 2007 and we repurchased no ALT A loans for the second consecutive quarter. Overall, we are disappointed with our results and will continue to direct our efforts to improve our operating efficiency and return to profitability.”

First Mariner reported that its pretax losses from the impact of its repurchased and transferred ALT A mortgage portfolio totaled $2.6 million in the first quarter of 2008, a decrease from $3.9 million for the quarter ended December 31, 2007. The company also noted that it recorded a pretax charge of approximately $1.0 million for the mark to market of its assets and liabilities classified as trading. This charge included $1.440 million in negative valuation on the company’s borrowings from the Federal Home Loan Bank for the quarter. The negative valuation resulted due to the decline in market rates for comparable borrowings. The company noted that its cumulative trading loss in the borrowings totaled $4.567 million as of March 31, 2008, and that loss will be fully recovered by the end of 2010 when the borrowings will reach their maturity and are repaid. Lastly, First Mariner increased its allowance for loan losses at March 31, 2008 to $13.807 million from $12.789 million at December 31, 2007. Management believes this increase is an appropriate move given the significant and prolonged weakness in the residential housing sector. The impact of these items in total reduced pretax income by $4.7 million.

Mortgage Banking Update

As noted, First Mariner results for the first quarter of 2008 included approximately $2.6 million in losses relating to its exposure to ALT A residential loans originated by its wholesale division. These charges included $633 thousand for losses on the sales of foreclosed assets or the write down of foreclosed assets awaiting sales, $2.0 million for the chargeoff of loans previously repurchased or transferred, and changes in specific reserves in the allowance for loan losses for ALT A loans. First Mariner recorded no charges in the 1st quarter for valuation allowances for repurchased or transferred ALT A loans. These charges totaled $3.9 million, $4.1 million and $5.0 million in the fourth, third and second quarter of 2007 respectively. At the end of the first quarter, the Company has a total $12.4 million of the ALT A residential loans in foreclosed assets awaiting sale which have been written down to approximately 58% of their original appraised values. Approximately 50% of the loans are for single family residential properties located in Northern Virginia, with the remainder made up of single-family properties in various other states. Additionally, the Company has $6.5 million (original loaned amount) of ALT A non performing in its loan portfolio with specific reserves totaling $831 thousand (approximately 82% of original appraised value).

First Mariner discontinued its origination of ALT A loans during the first quarter of 2007 and closed its wholesale lending division in July of 2007. The company noted that nearly all of its’ problem ALT A loans were originated through the wholesale division.

Other Operating Data

Comparing balance sheet data as of March 31, 2008 balances to March 31, 2007; total assets were $1.284 billion, compared to $1.262 billion last year. Loans outstanding decreased $4 million (0%). Mariner Finance receivables increased by $14 million (+23%), bank consumer loans increased by $10 million (+9%), while commercial loan outstandings declined by $56 million (-11%). Residential loans increased by $28.6 million that includes increases for repurchase or transferred ALT A loans. Total mortgage loan originations totaled $415 million for the first quarter of 2008, compared to $249 million for the same period of 2007, due to the increased production from the retail mortgage division. Deposits totaled $942 million (+3%) compared to $914 million at March 31, 2007. Time deposits grew by $106 million (+28%) and NOW accounts grew by $5 million (+22%). Money market accounts decreased by $50 million (-18%) and savings accounts declined by $4 million (-7%). Noninterest bearing checking accounts decreased $28 million (-17%).

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Total revenue decreased $1.558 million compared with the first quarter of 2007. The1st quarter of 2008 included $1.020 in negative market value adjustments on assets and liabilities held in the company’s trading account. Revenue totals for 2007 included $887 thousand of security gains. Excluding these items, operating revenue increased $238 thousand.

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Average earning assets declined by $31 million, and was partially offset with an increase in the Company’s net interest margin to 4.36% from 3.99% last year, the combination of which resulted in an increase in net interest income of $763 thousand. The cost of interest bearing deposits and borrowings decreased (-.59%) while yields on earning assets were slightly higher (+.07%).

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The provision for loan losses increased $3.286 million compared to the same quarter last year, due to higher net charge-offs, and an increase in the allowance for credit losses to reflect continued weakness in the national and regional residential real estate markets. Net charge-offs increased to $2.805 million compared to $1.050 million last year. The increase in chargeoffs was primarily driven by charge offs of ALT A mortgages. The allowance for loan losses totaled $13.807 million (1.62% of total loans) at March 31, 2008, compared to $11.886 million (1.39% of total loans) last year. Non-performing assets increased to $40.234 million (3.13% of total assets) from $21.842 million (1.73% of total assets) last year. This increase is attributable to higher levels of non-performing residential mortgage loans and residential construction and development loans. Accruing loans 90 days or more past due decreased to $13.891 million (1.63% of total loans) compared to $18.480 million (2.16% of total loans) last year.

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Non-interest income decreased by $2.321 million due mainly to the lower level of securities gains (-$887 thousand) and the negative market value adjustments on assets and liabilities in the company’s trading account (-$1.020 million) compared to last year. Excluding securities losses, noninterest income declined by $1.009 million. Gains on sales of mortgage loans and other mortgage banking revenue decreased $692 thousand due to a decline in the pricing margins on loans sold. Service fees on deposits increased $65 thousand and ATM fees grew by $61 thousand.

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Noninterest expenses increased by $834 thousand (+5%). Occupancy and equipment related costs grew by $511 thousand due to expansion of bank branch and consumer finance offices, and higher utility costs. Professional fees grew by $71 thousand reflecting increased legal fees relating to foreclosed property. Other expenses increased $367 thousand due to higher FDIC insurance expenses and increased losses on foreclosed assets. Salaries and benefits decreased by $153 thousand, due to decreases in staffing levels and the closing of the company’s wholesale lending division in July of 2007.

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Stockholders’ Equity decreased to $60.829 million (-21%). First Mariner’s book value per share was $9.55 as of March 31, 2008 compared to $12.04 as of March 31, 2007. Capital Ratios compared to last year and ended the quarter as follows: Leverage Ratio = 6.7%; Tier 1 risk-based ratio = 8.1%; Total Capital Ratio = 14.2%. All capital ratios continue to exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.284 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.165 billion) operates 26 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and Massachusetts. First Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City. Mariner Finance, LLC, (total assets $84 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the period ended March 31,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$11,970	$11,207	763	7%
Provision for loan losses	3,823	537	3,286	612%
Noninterest income	4,628	6,949	(2,321)	-33%
Noninterest expense	18,481	17,647	834	5%
Income before income taxes	(5,706)	(28)	(5,678)	-20279%
Income tax expense	(2,428)	(128)	(2,300)	1797%
Net (loss) income	(3,278)	100	(3,378)	-3378%

Profitability and Productivity:
Return on average assets	-1.07%	0.03%	-	-3412%
Return on average equity	-20.67%	0.51%	-	-4125%
Net interest margin	4.36%	3.99%	-	9%
Net overhead ratio	4.51%	3.76%	-	20%
Efficiency ratio	111.34%	102.19%	-	9%
Mortgage loan production	414,955	249,494	165,461	66%
Average deposits per branch	36,238	36,571	(333)	-1%

Per Share Data:
Basic earnings per share	$(0.52)	$0.02	(0.54)	-2680%
Diluted earnings per share	$(0.52)	$0.02	(0.54)	-2680%
Book value per share	$9.55	$12.04	(2.49)	-21%
Number of shares outstanding	6,371,486	6,428,469	(56,983)	-1%
Average basic number of shares	6,351,831	6,420,811	(68,980)	-1%
Average diluted number of shares	6,351,831	6,631,130	(279,299)	-4%

Summary of Financial Condition:
At Period End:
Assets	$1,283,711	$1,261,823	21,888	2%
Investment Securities	79,913	96,237	(16,324)	-17%
Loans	853,214	857,051	(3,837)	0%
Deposits	942,184	914,271	27,913	3%
Borrowings and repurchase agreements	197,405	186,095	11,310	6%
Stockholders' equity	60,829	77,398	(16,569)	-21%

Average for the period:
Assets	1,236,183	1,249,086	(12,903)	-1%
Investment Securities	81,633	131,678	(50,045)	-38%
Loans	850,600	859,389	(8,789)	-1%
Deposits	901,481	907,647	(6,166)	-1%
Borrowings	264,146	251,901	12,245	5%
Stockholders' equity	63,784	78,977	(15,193)	-19%

Capital Ratios:
Leverage	6.7%	8.3%	-	-19%
Tier 1 Capital to risk weighted assets	8.1%	10.0%	-	-19%
Total Capital to risk weighted assets	14.2%	15.7%	-	-9%
Asset Quality Statistics and Ratios:
Net Chargeoffs	2,805	1,050	1,755	167%
Non-performing assets	40,234	21,842	18,392	84%
90 Days or more delinquent loans	13,891	18,480	(4,589)	-25%
Annualized net chargeoffs to average loans	1.33%	0.50%	-	168%
Non-performing assets to total assets	3.13%	1.73%	-	81%
90 Days or more delinquent loans to total loans	1.63%	2.16%	-	-24%
Allowance for loan losses to total loans	1.62%	1.39%	-	16%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the period ended March 31,
	2008	2007	$ Change	% Change
Assets:
Cash and due from banks	$31,514	$32,404	(890)	-3%
Interest-bearing deposits	81,665	104,343	(22,678)	-22%
Trading securities, at fair value	36,327	40,901	(4,574)	-11%
Available-for-sale investment securities, at fair value	43,586	55,336	(11,750)	-21%
Loans held for sale	97,278	57,273	40,005	70%
Loans receivable	853,214	857,051	(3,837)	0%
Allowance for loan losses	(13,807)	(11,886)	(1,921)	16%
Loans, net	839,407	845,165	(5,758)	-1%
Other real estate owned	19,882	5,991	13,891	232%
Restricted stock investments, at cost	5,941	5,983	(42)	-1%
Property and equipment, net	51,269	50,836	433	1%
Accrued interest receivable	7,184	8,577	(1,393)	-16%
Deferred income taxes	12,793	7,468	5,325	71%
Bank Owned Life Insurance	35,302	33,827	1,475	4%
Prepaid expenses and other assets	21,563	13,719	7,844	57%
Total Assets	$1,283,711	$1,261,823	21,888	2%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$942,184	$914,271	27,913	3%
Borrowings	132,838	123,996	8,842	7%
Borrowings carried at fair value	64,567	62,099	2,468	4%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	9,569	10,335	(766)	-7%
Total Liabilities	1,222,882	1,184,425	38,457	3%

Stockholders' Equity
Common Stock	320	321	(1)	0%
Additional paid-in capital	56,569	57,110	(541)	-1%
Retained earnings	6,325	19,965	(13,640)	-68%
Accumulated other comprehensive (loss) income	(2,385)	2	(2,387)	-119350%
Total Stockholders' Equity	60,829	77,398	(16,569)	-21%
Total Liabilities and Stockholders' Equity	$1,283,711	$1,261,823	21,888	2%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the period ended March 31,
	2008	2007	$ Change	% Change
Interest Income:
Investment securities and other earning assets	$1,723	$2,244	(521)	-23%
Loans	20,001	19,735	266	1%
Total Interest Income	21,724	21,979	(255)	-1%

Interest Expense:
Deposits	6,156	6,929	(773)	-11%
Borrowed funds and other	3,598	3,843	(245)	-6%
Total Interest Expense	9,754	10,772	(1,018)	-9%

Net Interest Income	11,970	11,207	763	7%

Provision for Loan Losses	3,823	537	3,286	612%

Net Interest Income After Provision for Loan Losses	8,147	10,670	(2,523)	-24%

Noninterest Income:
Service fees on deposits	1,536	1,471	65	4%
ATM Fees	777	716	61	9%
Gains on sales of mortgage loans	654	1,593	(939)	-59%
Other mortgage banking revenue	977	730	247	34%
Gains on sales of investment securities, net	-	887	(887)	-100%
Losses value of trading assets and trading liabilities	(1,020)	(111)	(909)	-819%
Commissions on sales of nondeposit investment products	240	307	(67)	-22%
Commissions on sales of other insurance products	620	587	33	6%
Income from bank owned life insurance	371	335	36	11%
Other	473	434	39	9%
Total Noninterest Income	4,628	6,949	(2,321)	-33%

Noninterest Expense:
Salaries and employee benefits	9,204	9,357	(153)	-2%
Occupancy	2,631	2,240	391	17%
Furniture, fixtures and equipment	983	863	120	14%
Advertising	430	511	(81)	-16%
Data Processing	548	429	119	28%
Professional services	421	350	71	20%
Other	4,264	3,897	367	9%
Total Noninterest Expense	18,481	17,647	834	5%

(Loss) Income Before Income Taxes	(5,706)	(28)	(5,678)	-20279%

Income Tax (benefit) Expense	(2,428)	(128)	(2,300)	1797%

Net (loss) Income	$(3,278)	$100	(3,378)	-3378%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the period ended March 31,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$65,194	6.92%	$73,276	6.74%
Comm/Res Construction	124,976	7.27%	138,626	7.54%
Commercial Mortgages	275,525	7.74%	315,853	7.33%
Residential Constr - Cons	90,371	7.65%	94,026	8.73%
Residential Mortgages	90,210	6.33%	58,212	4.35%
Consumer	204,324	13.44%	179,396	13.54%
Total Loans	850,600	8.80%	859,389	8.56%

Loans held for sale	82,453	5.64%	73,530	7.53%
Available for sale securities, at fair value	81,633	5.62%	131,678	5.00%
Interest bearing deposits	61,490	3.18%	41,609	4.84%
Restricted stock investments, at cost	5,983	5.96%	6,550	5.76%

Total earning assets	1,082,159	7.99%	1,112,756	7.92%

Allowance for loan losses	(11,933)		(12,358)
Cash and other non earning assets	165,957		148,688

Total Assets	$1,236,183		$1,249,086

Liabilities and Stockholders' Equity
Interest-bearing deposits
NOW deposits	15,861	0.32%	9,525	0.23%
Savings deposits	53,398	0.31%	59,135	0.31%
Money market deposits	254,887	1.94%	281,292	3.74%
Time deposits	439,219	4.46%	387,787	4.48%
Total interest-bearing deposits	763,365	3.25%	737,739	3.81%

Borrowings	264,146	5.47%	251,901	6.19%

Total interest-bearing liabilities	1,027,511	3.82%	989,640	4.41%

Noninterest-bearing demand deposits	138,116		169,908
Other liabilities	6,772		10,561
Stockholders Equity	63,784		78,977

Total Liabilities and Stockholders' Equity	$1,236,183		$1,249,086

Net Interest Spread		4.17%		3.51%

Net Interest Margin		4.36%		3.99%